FirstEnergy Corp. 76 South Main Street Akron, OH 44308 www.firstenergycorp.com	For Release: Upon Receipt

News Media Contact: Ellen Raines (330) 384-5808	Investor Relations Contact: Kurt Turosky (330) 384-5500

FIRSTENERGY ISSUES REPORT ON
ENVIRONMENTAL ACTIVITIES

Akron, OH - FirstEnergy Corp. (NYSE: FE) today issued a comprehensive report to shareholders regarding air emissions regulations and an assessment of the company’s future risks and mitigation efforts. The report is available on the company’s Web site at www.firstenergycorp.com/environmental.

“As one of the nation’s leading energy companies, we are committed to protecting the environment while meeting our customers’ needs for safe, reliable electricity,” said Richard R. Grigg, FirstEnergy executive vice president and chief operating officer. “We are pleased to offer our shareholders and customers this review of our past environmental accomplishments and plans to make significant additional emissions reductions.”

FirstEnergy’s Air Issues Report was compiled at the request of  the Presbyterian Church (USA) and the Marianist Province of the United States, which hold FirstEnergy stock. The report recognizes that the debate surrounding issues such as global climate change may lead to new requirements in the years ahead.

“The commitment of FirstEnergy to full environmental disclosure and reporting provides valuable information and assures stockholders, customers and stakeholders that the company is addressing climate change in a serious way,” said William Somplatsky-Jarman, Mission Responsibility Through Investment Committee of the Presbyterian Church (USA).

“With our substantial component of non-emitting nuclear plants - which provided nearly 40 percent of the electricity we produced last year - we believe that we are positioned better than many others to compete in a carbon-constrained world,” Grigg said. “In addition, we are actively engaged in research and development efforts and public policy discussions surrounding the issue of climate change.”

Over the next five years, FirstEnergy expects to spend approximately $50 million on products, programs and activities that will help reduce greenhouse-gas (GHG) emissions or intensity and contribute to the development of technologies and solutions that help address climate change. These are expected to include:

•	Participation in the Global Roundtable on Climate Change and other efforts
•	Partnerships with industry and government groups to develop GHG reduction, carbon dioxide capture and storage, and advanced generation technologies
•	Turbine efficiency improvements at several of the company’s fossil units
•	End-user energy management programs in the three states where FirstEnergy companies serve customers

In addition, FirstEnergy anticipates spending approximately $50 million on nuclear plant capacity uprates that will add 172 megawatts (MW) to its non-emitting generating capacity, license renewals for six nuclear and hydroelectric facilities, and contracts for 210 MW of additional wind power.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest electric system, based on 4.5 million customers served within a 36,100 square-mile area of Ohio, Pennsylvania, and New Jersey.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the settlement agreement resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the continuing availability and operation of generating units, the ability of our generating units to continue to operate at, or near full capacity, our inability to accomplish or realize anticipated benefits from strategic goals (including the proposed transfer of nuclear generation assets and employee workforce factors), our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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